Exhibit 4.1
THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH FEDERAL AND STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.
PROMISSORY NOTE

$[________]	[___], 2023

For value received, Latch, Inc., a Delaware corporation (“Maker”), hereby promises to pay to [___], a [___] and its successors or assigns as indicated in the Register (as defined below) (“Payee”), the aggregate principal sum of [__________] U.S. dollars ($[__________]), plus any interest accrued thereon from time to time in accordance with Section 2(b) hereof, plus any other amounts due hereunder, in the amounts and on the dates set forth in this Promissory Note (this “Note”).
This Note is issued by Maker pursuant to that certain Agreement and Plan of Merger dated as of May 15, 2023, as may be amended and/or restated from time to time (the “Merger Agreement”), entered into by and among Maker, Honest Day’s Work, Inc. and the other parties signatory thereto. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
1.Payment of Principal. Maker shall pay the principal balance of this Note to Payee on the date that is the earliest of (a) two years following the date of this Note (the “Maturity Date”), (b) the occurrence of a Change of Control (as defined below), and (c) the date on which the outstanding principal balance of this Note is accelerated in accordance with Section 6 hereof.
2.Interest Rate; Payment of Interest.
(a)The principal amount outstanding under this Note (including, without limitation, any interest that has been paid in kind and added to the principal amount of this Note pursuant to Section 3(b) below) shall accrue interest at a fixed rate equal to 10% per annum. Interest shall accrue on the outstanding principal of this Note and all overdue amounts under Section 11 until all outstanding principal of and other amounts under this Note have been paid in full and shall be due and payable in accordance with this Note, including Section 2(b) below. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed including the date of this Note and excluding the date of repayment.
(b)     Interest accrued on the outstanding principal of this Note shall be due and payable semi-annually in arrears on January 1 and July 1 of each year (each, an “Interest Payment Date”), on the Maturity Date and on any date on which any principal amount hereunder is repaid. Maker shall pay interest that is due and payable on each Interest Payment Date by capitalizing such interest and adding it to the unpaid principal under this Note, which principal shall bear interest as provided in Section 2(a) above. On the Maturity Date, accrued and unpaid interest on the outstanding principal of this Note shall be due and payable in U.S. dollars in immediately available funds. On the date of the repayment of principal of this Note, whether in whole or in part, accrued and unpaid interest on the amount repaid shall be due and payable in U.S. dollars in immediately available funds.
3.Voluntary Prepayment. Maker may repay, in whole or in part, the outstanding principal balance of this Note, without premium or penalty, at any time prior to the Maturity Date.
4.Acceleration. Maker immediately shall pay to Payee in U.S. dollars in immediately available funds all outstanding principal of this Note, together with all accrued and unpaid interest thereon and other outstanding amounts owed hereunder, if any person, entity or group of affiliated persons or entities acquires in a single transaction or a series of related transactions (including by merger), either: (i) all or substantially all of the assets of Maker and its subsidiaries determined on a consolidated basis or (ii) a majority of the issued and outstanding shares of capital stock of Maker (any of the foregoing, a “Change of Control”).
5.Defaults. Maker shall be, and be deemed to be, in default hereunder upon the occurrence of any of the following (each, an “Event of Default”): (a) Maker fails to pay when due any principal, interest or other payment required to be made hereunder; (b) an involuntary case against Maker or any of its subsidiaries under any applicable bankruptcy or insolvency law commences and is not dismissed on or before the date that is 60 days after its commencement; (c) a court with proper jurisdiction enters a decree or order for relief against Maker or any of its subsidiaries in an involuntary case under any applicable bankruptcy or insolvency law; (d) a court with proper jurisdiction appoints a receiver, liquidator, custodian or trustee for Maker or its subsidiaries or for any substantial part of Maker’s or its subsidiaries’ property with respect to the winding up or liquidation of Maker’s or its subsidiaries’ affairs; (e) Maker or any of its subsidiaries commences a voluntary case under any applicable bankruptcy or insolvency law, makes a general assignment for the benefit of Maker’s or its subsidiaries’ creditors, consents to the appointment of a receiver, liquidator, custodian or trustee for Maker or its subsidiaries or for any substantial part of Maker’s or its subsidiaries’ property, or consents to the entry of an order for relief against Maker or any of its subsidiaries in an involuntary case under any applicable bankruptcy or insolvency law, or (f) in the event of a Delisting.
6.Consequence of Event of Default. If any Event of Default shall occur, then, at any time thereafter while such Event of Default is continuing, holders of at least a majority of the outstanding principal amount (the “Principal Amount”) of the Notes by written notice to Maker (the “Default Notice”) may declare the entire unpaid Principal Amount of the Notes (including, without limitation, this Note), together with all accrued and unpaid interest and all other sums payable thereunder, to be due and payable immediately in U.S. dollars in immediately available funds; provided that, upon the occurrence of an Event of Default under Section 5(b), (c), (d) or (e), the entire unpaid Principal Amount of the Notes (including, without limitation, this Note), together with all accrued and unpaid interest and all other sums payable thereunder, shall be automatically due and payable without notice to Maker, in U.S. dollars in immediately available funds, without any action or election by such holders or Payee; provided further that, upon the occurrence of an Event of Default under Section 5(f), if the Default Notice is not provided to Maker by the sixtieth (60th) day following the event of Delisting, the holders of the Notes, including the Payee, shall be deemed to have irrevocably and unconditionally waived the Event of Default.
7.Payments. The accounts or records maintained by Payee shall be prima facie evidence, absent manifest error, of the amount of outstanding principal under this Note and interest and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit the obligation of Maker hereunder to pay any amount owing with respect to this Note. Principal and interest due and payable under this Note shall be paid to Payee in lawful money of the United States of America at such address as may be specified in a written notice to Maker by Payee or if no address is specified, at Payee’s principal place of business. If any payment on this Note is due on a Saturday, Sunday or a bank or legal holiday, such payment shall be made on the next succeeding business day.
8.Interest Rate. If the interest payable under this Note is in excess of the maximum permitted by law, the interest chargeable hereunder shall be reduced to the maximum amount permitted by law.
9.Waivers by Maker. Maker hereby waives, for the benefit of Payee: (a) any right to require Payee, as a condition of payment or performance by Maker, to (i) proceed against any guarantor of the obligations hereunder (the “Obligations”) or any other person, entity or group, (ii) proceed against or exhaust any security held from any guarantor or any other person, entity or group or (iii) pursue any other remedy in the power of Payee whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Maker, its subsidiaries or any guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability Maker of any guarantor from any cause other than payment in full of the Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon

Payee’s errors or omissions in the administration of the Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Maker’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Maker’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that Payee protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related hereto, notices of any renewal, extension or modification of the Obligations or any agreement related thereto, notices of any extension of credit to Maker and notices of any other matters and any right to consent hereunder to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
10.Exercise of Remedies. No delay or omission on the part of Payee in the exercise of any right or remedy under this Note shall operate as a waiver thereof, and no partial exercise of any right or remedy, acceptance of a past due installment or other indulgences granted from time to time shall be construed as a novation of this Note or precludes other or further exercise thereof or the exercise of any other rights or remedy.
11.Collection Costs. In the event Maker fails to pay any amounts owed hereunder when due, Maker shall pay to Payee, in addition to such amounts due, on demand, all costs and expenses of collection, including reasonable attorneys’ fees.
12.Governing Law. This Note shall be governed and construed in accordance with the laws of the State of Delaware.
13.Counterparts. This Note may be executed in any number of counterparts or counterpart signature pages (by facsimile, DocuSign or other electronic transmission or otherwise), each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.
14.Assignment; Registered Note.
(a)This Note shall be binding upon and inure to the benefit of the successors and assigns of Maker and Payee. Maker shall not be entitled to assign any of its rights or obligations hereunder. Payee shall not be entitled to assign any of its rights under this Note without Maker’s prior written consent. Upon any such assignment, Payee shall surrender this Note to Maker for re-issuance to the transferee (who shall be treated as Payee for purposes of this Note). Any prohibited assignment of this Note is absolutely void ab initio. Maker shall maintain at one of its offices a copy of any such assignment agreement delivered to it and a register for the recordation of the names and addresses of each Payee (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Maker shall treat each person or entity whose name is recorded in the Register pursuant to the terms hereof as a Payee hereunder for all purposes of this Note, notwithstanding notice to the contrary.
(b)This Note is registered as to principal and interest with Maker. Notwithstanding any provision of this Note to the contrary, this Note may be transferred only in accordance with the terms of Section 14(a). The foregoing provisions are intended to cause this Note to be in registered form (within the meaning of Treasury Regulations Section 5f.103-1(c)) and shall be interpreted consistently therewith. If Payee is other than a Unites States person, Payee agrees to provide Maker with a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) establishing Payee’s status as other than a United States person, and if Payee is a United States person, Payee agrees to provide Maker with a properly executed IRS Form W-9.
15.Taxes. For all income tax purposes, Maker and Payee agree (a) to treat (i) the Note as a debt instrument that is not a contingent payment debt instrument within the meaning of Treasury Regulation Section 1.1275-4; (ii) the stated principal amount of the Note as its “issue price”; and

(iii) payments and accruals of interest on the Note as interest; and (b) to report the Note and all payments and accruals with respect thereto consistent with the foregoing.
16.Amendments. This Note may not be amended, supplemented or altered, and no provision hereof may be waived (including an Event of Default), and no consent contemplated hereby may be given, except in a writing signed by holders of at least a majority of the Principal of the Notes, and, if the Maker is sought to be charged thereby, the Maker; provided that no such amendment, supplement, alteration, waiver or consent may decrease the principal or rate of interest payable hereunder without the consent of the Payee.
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IN WITNESS WHEREOF, the parties hereto have executed this Note as of the date first set forth above.

LATCH, INC.

By:
Name:
Title:

ACCEPTED AND AGREED TO:
[_____]

By:
Name:
Title:
Signature Page to Note